Exhibit 10.15

Final version

DISTRIBUTION AGREEMENT

by and between

U Power HK International Limited

and

Aiways Automobile Europe GMBH

Table of Contents

Section 1. Interpretation		4
1.1	Definition	4
1.2	Headings	7
1.3	Singular and Plural	7
1.4	Sections, Appendixes, Schedules etc	7
1.5	Day and Time	7
1.6	“Include”	7
1.7	“Indemnify”	7

Section 2. Authorisation		7
2.1	Authorisation	7
2.2	Limitation on Authorisation	7
2.3	Exclusivity	8

Section 3. Status Of Aiways		9
3.1	Independent Parties	9
3.2	Authority of AIWAYS	9
3.3	Organization of AIWAYS	9

Section 4. Operations Of Aiways		9
4.1	Compliance with Applicable Laws and Standards	9
4.2	Authorised Dealers	10
4.3	Certification of Contract Goods	10
4.4	Training	10
4.5	Marketing, Promotion, Advertising	11
4.7	Sharing of Sales Data	13
4.8	Warranty	14
4.9	After-Sales Services	14

Section 5. Service Measures and Recalls		15
5.1	Provision of Information	15
5.2	Service Measures	15
5.3	Recalls	15
5.4	Contract Goods Alteration and Equipment Installation	16
5.5	Use of Genuine U POWER Parts	16

Section 6. Sale Of Contract GooDS From U Power To Aiways		17
6.1	Order, Price and Payment	17
6.2	Packaging and Delivery	18
6.3	Transfer of Title and Risk	21
6.4	Supply of After-Sales Parts	21
6.5	Supply of Business Vehicles	21

Section 7. Liability and Indemnification		22
7.1	Limitation of Liability	22
7.2	Indemnification	23

Section 8. Force Majeure		24

Section 9. Compliance with Laws		24
9.1	Representations and Warranties of the Parties	24
9.2	Joint Compliance with Laws	24
9.3	Export Control	25

Section 10. Term and Termination		25
10.1	Term	25
10.2	Consequences of Termination	25

Section 11. General Provisions		26
11.1	Entire Agreement, Modification, Waiver and Rights	26
11.2	Assignment	26
11.3	Confidentiality	26
11.4	Counterparts and Languages	27
11.5	Severability	27
11.6	Notices	28

Section 12. Governing Law and Dispute Resolution		28
Annex 1 Description and Specifications of Contract Goods		30
Annex 2 Sales Targets
Annex 3 Form of Purchase Orders
Annex 4 Initial Prices

This Distribution Agreement (“this Agreement”) is made in Hong Kong, China on the 7th day of April, 2025 by and between:

U Power HK International Limited (“U POWER”), a limited liability company duly incorporated and validly existing in Hong Kong with its address at UNIT 1003, 10/F TOWER 2 SILVERCORD 30 CANTON RD TSIM SHA TSUI HK; and

Aiways Automobile Europe GMBH (“AIWAYS”), a limited liability company duly incorporated and validly existing in Germany with its address at Tölzer Straße 30, Halle 19, 81379 Munich, Germany;

U POWER and AIWAYS are referred to individually as “Party” and collectively as “Parties”.

Section 1. Interpretation

1.1 Definition

In this Agreement, the following terms shall, unless otherwise defined herein, have the meanings set out below:

“Affiliate” means, with respect to a Person, any company or other entity which directly or indirectly Controls, is under common Control with, or is Controlled by, such Person through ownership of voting shares or otherwise;

“After-Sales Services” means the servicing, repair and maintenance of Contract Goods to be provided to End Users, including warranty services and services in connection with recalls and service campaigns;

“Authorised Dealer” means a Person duly established and legally existing in the Contract Territory, to whom AIWAYS will distribute Contract Goods in accordance with this Agreement for marketing, sale and provision of After-Sales Services of such Contract Goods in the Contract Te1Titory;

“Business Day” means a day when banks are open for business in the Contract Territory (excluding Saturday, Sunday and public holidays);

“Business Vehicles” has the meaning given to that term in Section 6.5(a);

“Business Vehicles Price” has the meaning given to that term in Section 6.5(c);

“Confidential Information” has the meaning given to that term in Section 11.3(a);

“Contract Goods” means electric commercial vehicles developed and designed by U POWER, in which U POWER owns all of the Intellectual Property and which U POWER has the full right to authorise a Person to sell and distribute, and relevant parts and spare parts thereof, to be sold by U POWER to AIWAYS in accordance with this Agreement, with the specifications of Contract Goods specified in Annex 1 (Description and Specifications of Contract Goods) hereto (as altered from time to time by U POWER as set forth in Section 5.4(a) hereof). For avoidance of doubt, any Contract Goods whose specifications are same as those specified in Annex 1 hereto (as altered from time to time by U POWER as set forth in Section 5.4(a) hereof), regardless of what brand and/or logo and/or mark such Contract Goods bear when sold to AIWAYS and/or sold, distributed or used in the Contract Territory, shall be Contract Goods for the purpose of this Agreement;

“Contract Territory” means Denmark, Sweden, Finland, Norway, Iceland, Estonia, Latvia and Lithuania;

“Control” means, in relation to a Person’s relationship with another Person, (i) the ownership or control of more than fifty percent (50%) of the voting power of the other Person, (ii) the power to appoint or elect a majority of directors of the other Person, or (iii) the power to direct the management and policies of the other Person, directly or indirectly, by contractual arrangements or otherwise;

“Delivery” has the meaning given to that term in Section 6.2(c);

“Disclosing Party” has the meaning given to that term in Section 11.3(a);

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, third party rights, equity, other encumbrance or security interest of any kind, or any other types of preference arrangements (including ownership transfer or ownership retention arrangement) with similar effects;

“End User” means (i) an individual, organization and/or any other entity in the Contract Territory that purchases Contract Goods from AIWAYS or its Authorised Dealer solely for its own use, rather than for commercial resale or export, or (ii) AIWAYS or its Authorised Dealer who acquires Contract Goods by purchase or any other means which are equivalent to or could be construed as a purchase, in each case, solely for its own use rather than for resale or export;

“EURO” or “€” means Euro, the lawful currency of the Eurozone;

“Ex-Factory Date” has the meaning given to that term in Section 6.2(e); To check what it exactly means

“Exclusivity Period” means the period of time commencing from the date when U POWER shall have received the full amount of the Parts Deposit and the Business Vehicles Price paid by AIWAYS (whichever is later) and, unless prematurely terminated in accordance with this Agreement, ending on the date of expiry or termination of the Term;

“Execution Date” means the date of this Agreement;

“Force Majeure Event” means any objective events which (i) are beyond the control of a Party; (ii) are unforeseen, unavoidable, or insurmountable; (iii) arise after the Execution Date; and (iv) prevent total or partial perfmmance by any Party of its obligations under this Agreement, including but not limited to thunder, typhoon, storm, flood, fire, earthquake or other acts of God, epidemics, public health event, war, strike, non-violent resistance, or interruption in supply chain, provided that adverse economic conditions or general financial or operational constraints are not deemed to be a Force Majeure Event;

“Governmental Authority” means any and all governmental, judicial, statutory, administrative, self-regulatory organisation (including stock exchanges) or other agency, body, authority, entity, instrumentality, court or any representative thereof, having jurisdiction with regard to either Party or the grant of any relevant permit, authorisation, registration or other approvals necessary for the implementation of the matters prescribed hereunder;

“HKIAC” has the meaning given to that term in Section 12.3;

“Inspection Period” has the meaning given to that term in Section 6.2(e);

“Intellectual Property” means any intellectual property including patents (or any continuations/divisionals, continuations-in-part or derivatives thereof), rights in inventions, utility models, trademarks, rights in designs, service marks, registered designs, copyrights, technical drawings, trade names, database rights, domain names, brand names, computer software programs and systems, trade secrets, know-how, inventions, rights in confidential information and other industrial or commercial intellectual properties anywhere of any kind (and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world) together with the registration or application for protection therefor respectively (whether or not any of these is registered and including applications for registration of any such thing);

“Key Account Order” means an order placed for purchase of l00 or more electric vehicles that are Contract Goods by any other Person than AIWAYS or its Authorised Dealer or U POWER or Affiliates thereof;

“Law” means any laws, rules, regulations, ordinances, treaties, statues, judicial interpretations, measures, by-laws, policies or regulations of any Governmental Authority and any amendments, revisions and interpretations thereto at any time;

“Ordered Amount” has the meaning given to that term in Section 6.l(f);

“Parts Deposit” has the meaning given to that term in Section 6.4(b);

“Person” means any individual, firm, joint venture, partnership, cooperative enterprise, enterprise, association, company, corporation, body corporate, trust or unincorporated organisation, state or agency of a state, local or municipal authority, government or government body;

“PRC” or “China” means the People’s Republic of China, excluding, for the purposes of this Agreement, the Hong Kong Special Administrative Region, the Macao Special Administrative Region and the Taiwan Region;

“Purchase Order” means a purchase order placed by AIWAYS with U POWER or its Affiliate in accordance with this Agreement, from time to time during the Term, for purchase of Contract Goods;

“Receiving Party” has the meaning given to that term in Section 11.3(a);

“Recipient” has the meaning given to that term in Section 11.3(c);

“RMB” means Renminbi, the lawful currency of the PRC;

“Sales Quarter” has the meaning given to that term in Section 4.6(a);

“Sales Targets” has the meaning given to that term in Section 4.6(a);

“Sell-off Goods” has the meaning given to that term in Section 10.2(c).

“Sell-off Period” means the period of ninety (90) days after the expiry or any termination of this Agreement.

“Tax” means all forms of taxation, duties, levies, imposts, charges and withholdings of any relevant jurisdiction and (without prejudice to the generality of the foregoing) includes: (i) income tax, profits tax, documentary and transfer tax, withholding tax, real estate tax, land use tax, land appreciation tax, environmental tax, corporation tax, the supplementary charge, capital gains tax, value-added tax, local surtaxes/levies (including but not limited to urban maintenance and construction tax, education surcharge and local education surcharge), customs and other import or export duties, excise duties, stamp duty, withholding of individual income tax, or withholdings similar to or supplementing or replacing the foregoing or any of them; and (ii) all penalties, charges, interest, fines, costs and expenses relating to or which arise as a result of, the failure to pay any of the foregoing or to comply with any obligation relating to any of the foregoing;

“Term” has the meaning given to that term in Section 10.l(a).

1.2 Headings

Headings of Sections are inserted for convenience only and shall not affect the construction of this Agreement.

1.3 Singular and Plural

In the English version of this Agreement, the singular shall include the plural and vice versa.

1.4 Sections, Appendixes, Schedules etc.

References to this Agreement shall include any Annexes to it and references to Sections and Annexes are to sections of and annexes to this Agreement.

1.5 Day and Time

Unless the context otherwise requires, if any rights or obligations of either Party under this Agreement fall on a date which happens not to be a Business Day, such rights or obligations shall instead fall on the next succeeding Business Day after such stated date.

1.6 “Include”

The word “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”.

1.7 “Indemnify”

References to “indemnify” and “indemnifying” any Person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against that Person and all losses incurred and all payments made by that person as a consequence of or which would not have arisen but for that circumstance.

Section 2. Authorisation

2.1 Authorisation

U POWER hereby authorises AIWAYS, subject to the terms and conditions of this Agreement, to market, sell and distribute Contract Goods in the Contract Territory, by itself or through its Authorised Dealers.

2.2 Limitation on Authorisation

It is acknowledged and agreed by the Parties that Contract Goods contain Intellectual Property and other know-how owned and/or licensed to be used by U POWER and other proprietary rights of U POWER which are of great value and significance to U POWER. Therefore, notwithstanding anything to the contrary in this Agreement, without prior written approval by U POWER, AIWAYS shall not:

(a)	purchase or otherwise acquire Contract Goods by itself or through its Authorised Dealers for any other purpose than marketing, sale, distribution and provision of After-Sales Services of Contract Goods in the Contract Territory;

(b)	sell or distribute any Contract Goods or provide any After-Sales Services by itself or through its Authorised Dealers, or authorise, cause or permit any Contract Goods to be exported, sold or distributed or any After-Sales Services to be provided by any Authorised Dealer or any other Person, outside of the Contract Territory, including without limitation, to maintain sales branches, workshops or depots for Contract Goods, appoint dealers, outlets or workshops to sell Contract Goods or provide After-Sales Services, or conduct or authorise any sales or service activities in relation to Contract Goods, provided that, if AIWAYS has obtained or will obtain a Key Account Order in a region outside the Contract Territory where U POWER will have not, by the time when AIWAYS notifies U POWER of such Key Account Order, appointed any distributor in such region, then AIWAYS shall be permitted to conduct sales for such Key Account Order in that region after U POWER’s receipt of the said notice (but shall not in any way conduct any retail activity). For clarity, if U POWER appoints another Person to be the distributor in such region after AIWAYS has initiated sales activities for such Key Account Order as said above, AIWAYS shall, from the date of such appointment, not engage in any sales activity in such region, except that AIWAYS may continue to perform any Key Account Order that has been signed before such appointment;

(c)	sell or distribute any Contract Goods by itself or through its Authorised Dealers to any other Person (including without limitation any dealer, distributor or End User) who may, as reasonably believed by AIWAYS or U POWER, export, sell, resell, distribute or use such Contract Goods outside of the Contract Territory; or

(d)	engage in or be interested in, by itself or through its Authorised Dealers, the business of manufacturing, producing, marketing, distributing or selling, for wholesale or retail, any products similar to or competitive with Contract Goods in the Contract Territory, or be in any way interested in any such business.

2.3 Exclusivity

(a)	Subject to the full compliance with and performance of other provisions of this Section 2.3 and other clauses of this Agreement by AIWAYS, U POWER shall not, during the Exclusivity Period, sell Contract Goods or provide After-Sales Services for Contract Goods in the Contract Territory by itself or through cooperation with other Persons, without prior written consent of AIWAYS, except as otherwise provided for in this Section 2.3.

(b)	The Parties shall discuss with each other within 6 months prior to expiry of the Exclusivity Period to agree on any extension of the Exclusivity Period. Should the Parties fail to agree on extension of the Exclusivity Period prior to expiry of the Exclusivity Period, the Exclusivity Period shall automatically terminate upon its expiry.

(c)	Unless otherwise agreed to in this Agreement, upon discontinuance, expiry or any termination of the Exclusivity Period, the constraints on U POWER specified in Section 2.3(a) above shall promptly cease to be effective or binding upon U POWER.

(d)	Notwithstanding anything to the contrary in this Section 2.3, AIWAYS acknowledges and agrees that U POWER and its Affiliates shall have the full right to sell Contract Goods and provide After-Sales Services in the Contract Territory, and shall in no way be prohibited, limited or otherwise restricted from selling Contract Goods or providing After-Sales Services in the Contract Territory, to the following client with prior notice to AIWAYS: (i) an End Users who has placed a Key Account Order for performance of such Key Account Order; (ii) diplomatic and consular agencies; (iii) international authorities or agencies and associated organizations; (iv) individuals with diplomatic status; (v) Chinese-related governmental authorities; and (vi) a shareholder, Affiliate or subsidiary of U POWER who is an End User.

Section 3. Status of AIWAYS

3.1 Independent Parties

(a)	AIWAYS is an independent contracting party which shall buy and sell Contract Goods and provide After-Sales Services to End Users under this Agreement in its own name and for its own account. Except as expressly provided for herein, this Agreement does not make AIWAYS an agent (unless required any applicable Law and/or Governmental Authority in the Contract Territory for AIWAYS to perform its obligations hereunder including without limitation the obligations to implement recalls and service measures in respect of Contract Goods in the Contract Territory), shareholder, joint venture partner or employee of U POWER or its Affiliates, and does not create any fiduciary relationship or any other special relationship of trust or confidence between the Parties.

(b)	Neither Party is appointed or authorised to act as the legal or commercial agent or representative of the other Party and neither Party shall be Authorised to enter into any commitments or make any representations on behalf of the other Party. Except specifically written in this Agreement, each Party has no authority to make binding obligations for or act on behalf of the other Party. Either Party shall not represent, directly or by implication, to their customers or other third parties that they have such authority.

3.2 Authority of AIWAYS

AIWAYS represents, warrants and covenants that:

(a)	it is duly organized, validly existing and in good standing under applicable Laws, and has and will always have full authority and all permits, authorizations and licenses necessary to enter into or perform its obligations under this Agreement;

(b)	it has disclosed and will disclose to U POWER all documents issued by any Governmental Authority that may have a material adverse effect on its ability to fully perform its obligations under this Agreement; and

(c)	it has not been subject to any voluntary or involuntary bankruptcy or insolvency proceedings, or engage in or are charged with practices that may jeopardize U POWER’s good name and goodwill, or act in a manner which may substantially and adversely affect the reputation of U POWER’s goods.

3.3 Organization of AIWAYS

(a)	AIWAYS shall establish and maintain a management team consisting of qualified and experienced personnel to be specially assigned to the performance of this Agreement.

(b)	AIWAYS shall establish and maintain a sales and service team, specially assigned to the sale of Contract Goods and the provision of After-Sales Services, consisting of qualified and experienced personnel adequate in size to ensure high level service according to best industry practice and to achieve maximum sales and service potential in the market.

Section 4. Operations of AIWAYS

4.1 Compliance with Applicable Laws and Standards

(a)	AIWAYS shall comply with all applicable Laws in the Contract Territory and shall be fully and solely responsible and liable for its performance of this Agreement and its other acts as well as for compliance of Contract Goods with all applicable Laws in the Contract Territory.

(b)	AIWAYS acknowledges and agrees that certain standards formulated by U POWER as the supplier of Contract Goods (if any) may apply to, and need to be complied with for the purpose of, sale, distribution, marketing and/or use of Contract Goods and/or provision of After-Sales Services for Contract Goods in the Contract Territory. Therefore, AIWAYS shall comply with, and shall ensure that any sale, distribution, marketing and/or use of Contract Goods and/or provision of After-Sales Services for Contract Goods in the Contract Territory will comply with, various standards as may be provided to AIWAYS by U POWER from time to time in writing, provided that such standards of U POWER shall be reasonably and economically feasible and sensible in the Contract Territory and Aiways shall be given a reasonable period of time to adjust its operation (if necessary) to meet the standards.

4.2 Authorised Dealers

AIWAYS shall be solely responsible to appoint, authorise and develop an Authorised Dealer network containing an appropriate number of Authorised Dealers in such areas as to ensure adequate sales and service representatives in the Contract Territory. AIWAYS shall cause each of its Authorised Dealers to fully and strictly comply with all applicable Laws and various standards provided to AIWAYS by U POWER as set forth in Section 4.1(b) hereof.

4.3 Certification of Contract Goods

(a)	AIWAYS shall be fully and solely responsible for, and liable for failure of, securing all necessary certifications, permits, approvals, filings, registrations and licences for Contract Goods in the Contract Territory as required by applicable Laws for sale, distribution and/or use of Contract Goods in the Contract Territory in accordance with applicable Laws. The costs incurred for securing any of the above certifications, permits, approvals, filings, registrations and licences in the Contract Territory shall be fully paid and borne by AIWAYS, provided that, the costs for securing the WVTA and SSTA certifications for Contract Goods in the Contract Territory shall be borne by U POWER.

(b)	U POWER will provide AIWAYS with reasonable and necessary assistance in its securing the aforesaid certifications, permits, approvals, filings, registrations and licences for Contract Goods in the Contract Territory (including without limitation, making alterations to the specifications or configurations of Contract Goods when such alterations are necessary and there is no alternative solution). For such purpose, AIWAYS shall advise U POWER of all relevant applicable Laws relating to securing the aforesaid certifications, permits, approvals, filings, registrations and licences for Contract Goods in the Contract Territory.

(c)	Subject to and upon U POWER’s performance of the said obligation to provide reasonable and necessary assistance, all responsibilities and liabilities in connection with securing the aforesaid certifications, permits, approvals, filings, registrations and licences for Contract Goods in the Contract Territory (including without limitation liability for loss caused by any penalty or claim arising from failure to secure any of such certifications, permits, approvals, filings, registrations and licences) shall be fully borne by AIWAYS.

4.4 Training

(a)	If training of personnel of AIWAYS and/or its Authorised Dealers by U POWER is needed for AIWAYS’s sale, distribution or marketing of Contract Goods in the Contract Territory, AIWAYS shall provide U POWER with a reasonable prior notice of such need. The Parties shall discuss in good faith to agree on the relevant arrangement of such training (including without limitation the standards, time, location and cost sharing of such training).

(b)	U POWER will, subject to and in accordance with the aforesaid arrangement to be agreed to by the Parties, provide free online remote technical support and reasonably necessary training materials.

(c)	AIWAYS shall provide U POWER with assistance and cooperation in the Contract Territory in its provision of said training, including without limitation, providing daily office premises for U POWER’s personnel and arranging AIWAYS’s core team members to collaborate closely with U POWER’s personnel to complete necessary actions.

4.5 Marketing, Promotion, Advertising

(a)	Marketing, Promotion, Advertising

(i)	AIWAYS and its Authorised Dealers shall be responsible for marketing, promotion, and advertising activities in respect of Contract Goods and After-Sales Services in the Contract Territory at their own cost. U POWER agrees that AIWAYS may apply to U POWER, following the process stipulated by U POWER, for its certain funding supports to AIWAYS’s said marketing, promotion and advertising activities in respect of Contract Goods and After-Sales Services in the Contract Territory (including without limitation advertising and marketing, exhibitions, client visits etc.) and U POWER will decide at its sole discretion whether to grant such supports. Unless otherwise expressly specified in this Agreement, U POWER shall have no obligation to provide any assistance, support or funding to any of the said marketing, promotion and advertising activities of AIWAYS and its Authorised Dealers.

(ii)	AIWAYS and its Authorised Dealers must comply with all applicable Laws (including without limitation the applicable Laws governing marketing and advertising) and all relevant standards, provisions and requirements of U POWER (as amended and published by U POWER from time to time, subject to applicable Laws) in connection with any of the said marketing, promotion and advertising activities of AIWAYS and its Authorised Dealers. Upon U POWER’s request, AIWAYS or its Authorised Dealer must promptly cease any of its said marketing, promotion and advertising activities that is not in compliance with any applicable Law or any relevant standard, provision or requirement of U POWER.

(iii)	AIWAYS shall not use, and shall ensure its Authorised Dealers not to use, any advertising or promotional materials that may cause damage to the reputation of U POWER or its Affiliate or any product thereof or mislead the public in any way. AIWAYS shall not engage in, and shall ensure its Authorised Dealers not to engage in, any marketing, promotion or advertising activities that may cause damage to the reputation of U POWER or its Affiliate or any product thereof or mislead the public in any way. Upon U POWER’s request, AIWAYS or its Authorised Dealer must promptly cease any said use or activity.

(b)	Use of U POWER Marks

(i)	U POWER grants to AIWAYS and its Authorised Dealers, on a non-exclusive, revocable, non-transferable and non-sub-licensable basis, a licence to use the marks of U POWER subject to and in accordance with the following provisions of this Section 4.5(b).

(ii)	The marks of U POWER are its Intellectual Property and shall enjoy the protection made available to such Intellectual Property and similar Intellectual Property under all applicable Laws, contracts and agreements.

(iii)	AIWAYS and its Authorised Dealers may use the marks of U POWER during the Term of this Agreement only for the purpose of marketing, promotion and advertising of the Contract Goods in the Contract Territory, and shall not use any mark of U POWER for any other purpose.

(iv)	Any use of any mark of U POWER by AIWAYS and its Authorised Dealers must comply with all applicable Laws (including without limitation the applicable Laws governing marketing and advertising) and all relevant standards, provisions and requirements of U POWER (as amended and published by U POWER from time to time, subject to applicable Laws).

(v)	AIWAYS shall use any mark of U POWER in good faith. In particular, AIWAYS shall:

●	not use or register any corporate name, trading name, business name or Internet domain name which comprises or includes the word “” or the word “U POWER” or a mark of U POWER in any jurisdiction, without U POWER’s prior written consent;

●	not acquire or adopt, by registration or otherwise, any trademark, service mark, logo, design, corporate name, trading name, business name or Internet domain name in any jurisdiction which comprises or includes the word “” or the word “U POWER” or a mark of U POWER or any confusingly similar word or device; and

●	notify U POWER as soon as practicably possible after AIWAYS becomes aware that a mark of U POWER has been misused or abused in the Contract Territory by any Person.

4.6 Sale of Contract Goods by AIWAYS

(a)	Sales Targets

(b)	Sale by AIWAYS

(i)	AIWAYS shall sell Contract Goods only to its Authorised Dealers and End Users and shall not sell Contract Goods to other Persons for resale.

(ii)	AIWAYS shall have the right to determine the prices of Contact Goods to be sold by AIWAYS and/or its Authorised Dealers in the Contact Territory, provided that, if U POWER provides AIWAYS with suggested retail prices of Contract Goods in the Contract Territory, AIWAYS shall, subject to applicable Laws in the Contract Territory, comply with such suggested retail prices.

4.7 Sharing of Sales Data

(a)	AIWAYS shall, subject to applicable Laws, share sales data with U POWER, as requested by U POWER, for U POWER to use to continuously improve the functions and performance of Contract Goods to increase the sales volume.

(b)	The Parties shall comply with applicable Laws and respect and protect End Users’ data rights. The Parties shall collect and process data of End Users in accordance with all applicable Laws, any regulations issued under applicable Law, and any guidance issued by privacy shield regulators, including without limitation the General Data Protection Regulation of EU.

4.8 Warranty

(a)	Unless otherwise specified in this Agreement, AIWAYS shall be fully and solely responsible and liable, subject to applicable Laws in the Contract Territory, to End Users in respect of warranty liability, product liability and other liability in connection with Contract Goods, and U POWER shall not be in any way liable to End User in respect of product liability or any other liability, provided that; if AIWAYS is liable to an End User in respect of warranty liability, product liability and other liability in connection with Contract Goods, it may, subject to and in accordance with the Warranty Agreement, have recourse against U POWER in respect of such liability.

(b)	The costs and liability arising from warranty of Contract Goods shall be determined and allocated between the Parties (including without limitation sharing of warranty repair costs incurred for Contract Goods in the Contract Territory) subject to and in accordance with the Warranty Agreement to be separately entered into by the Parties. In case of any cost relevant to a warranty claim to be borne by U POWER pursuant to the Warranty Agreement, the amount of such cost shall be determined based on the reasonable local parts cost and labour cost (per hour) determined by U POWER and AIWAYS, with the specific formulae and/or amounts of such costs to be specified in the Warranty Agreement.

(c)	Subject to the Warranty Agreement, if AIWAYS and/or its Authorised Dealers and/or any other Person makes any alteration, modification, removal or switch to Contract Goods (except for those approved by U POWER beforehand, such as alteration of the brand name and/or logo shown on Contract Goods) to the effect that Contract Goods or any part thereof are no longer in their original factory condition, AIWAYS shall be responsible for the subsequent matters and liabilities arising therefrom (including but not limited to the filing required under laws, regulations and relevant policies) and, unless as otherwise agreed to in the Warranty Agreement, shall be fully and solely responsible to pay and bear all costs and liabilities in respect of the warranty of such Contract Goods.

4.9 After-Sales Services

(a)	Unless as otherwise specified in this Agreement, AIWAYS shall be fully and solely responsible at its own cost, subject to applicable Laws in the Contract Territory, to provide After-Sales Services to End Users in respect of Contract Goods sold by AIWAYS or its Authorised Dealer, and U POWER shall not be obligated in any way to provide any After-Sales Services or any other service in respect of such Contract Goods to End User, nor shall U POWER be in any way liable in respect of any such service.

(b)	AIWAYS will focus its actions on customer satisfaction to first solve customers’ issues, including without limitation, by appropriately preparing spare vehicles for customers’ use for transportation or for replacement parts or by ordering spare parts beforehand, with the cost incurred therefrom to be borne by the Parties as set forth in the Warranty Agreement, at the early stage of sale of Contract Goods in the Contract Territory with a limited market volume. AIWAYS shall have personnel specially assigned to the provision of After-Sales Services to prepare for such provision before commencement of the sale of Contract Goods, including without limitation, to prepare spare parts and alternative solutions to be offered to End Users to solve their problems with Contract Goods.

(c)	In case of any claim or other demand by any End User against U POWER or its Affiliate in connection with any Contract Goods sold, or any After-Sales Services or after-sale spare parts of Contract Goods provided, by AIWAYS and/or its Authorised Dealer in the Contract Territory, AIWAYS shall indemnify and hold U POWER and its Affiliates harmless against any and all losses suffered by U POWER and its Affiliates due to such claim or demand.

Section 5. service measures and recalls

5.1 Provision of Information

(a)	AIWAYS shall without delay provide any relevant information and updates on local Laws and special government requirements relating to Contract Goods, including any information which may be relevant in relation to product safety, product liability and product recalls. Any urgent information regarding product safety, product liability claims or product recalls shall be provided by AIWAYS to U POWER within 24 hours. AIWAYS shall compensate U POWER for any damages and losses incurred by U POWER (including due to claims by an End User) due to AIWAYS’s failure to timely provide the aforementioned information.

(b)	If any claim of bodily injury or property damage is initiated by an End User pursuant to applicable Laws based on an alleged or proven defect of Contract Goods, AIWAYS shall immediately inform U POWER, and the Parties shall cooperate with each other (and, if necessary, with the insurer) to investigate into the facts and matters concerning any existing, potential or likely litigation regarding product liability. AIWAYS shall ensure that its Authorised Dealers comply with the aforementioned provisions accordingly.

5.2 Service Measures

(a)	If either Party reasonably believes that service measures for Contract Goods in the Contract Territory are necessary, it shall notify the other Party immediately. The Parties shall discuss in good faith to agree on whether or not to conduct service measures for Contract Goods in the Contact Territory and, if the Parties agree to conduct such service measures, on the measures and actions to carry out such service measures.

(b)	AIWAYS shall, upon said agreement by the Parties, implement by itself and/or through its Authorised Dealers such service measures pursuant to such agreement. AIWAYS shall report to U POWER in a timely manner in the course of implementation of the service measures.

5.3	Recalls

(a)	If either Party reasonably believes that a recall of Contract Goods in the Contact Territory is necessary, it shall notify the other Party immediately. The Parties shall discuss in good faith to agree on whether or not to conduct a recall of Contract Goods in the Contact Territory and, if the Parties agree, on the recall plan.

(b)	AIWAYS shall, upon said agreement by the Parties, implement by itself and/or through its Authorised Dealers the recall pursuant to such agreement. AIWAYS shall report to U POWER, in a timely manner in the course of implementation of the recall.

(c)	Promptly upon AIWAYS’s knowledge of a mandatory recall of Contract Goods forced by a Governmental Authority in the Contract Territory, AIWAYS shall inform U POWER of such recall and both Parties shall cooperate with each other to communicate with the Governmental Authority in respect of such recall.

5.4 Contract Goods Alteration and Equipment Installation

(a)	Alteration

(i)	U POWER shall be entitled to alter the specifications or configurations of any Contract Goods or cease to manufacture any Contract Goods and supply altered Contract Goods.

(ii)	All provisions of this Agreement and the Annexes hereto, other than the provisions of specifications, configurations and prices, shall remain unaffected and in full effect in respect of the altered Contract Goods. AIWAYS hereby accepts and agrees that, for all or part of the Contract Goods ordered by AIWAYS but not delivered under this Agreement as of the date of U POWER’s notice of an alteration of Contract Goods to AIWAYS, U POWER may choose at its sole discretion to deliver unaltered Contract Goods or altered Contract Goods to AIWAYS and shall be deemed to have fully performed its obligation to deliver under this Agreement and the relevant Purchase Order by delivering either unaltered Contract Goods or altered Contract Goods by itself or through its Affiliate, provided however that, if the alteration of Contract Goods is substantial, and if U POWER chooses to deliver altered Contract Goods, it shall give a prior written notice thereof to AIWAYS, and AIWAYS shall have the right to decide whether to accept such delivery of altered Contract Goods in replacement of the originally ordered unaltered Contract Goods, in which case: (X) if AIWAYS refuses to accept delivery of such altered Contract Goods, U POWER shall deliver the originally ordered unaltered Contract Goods by itself or through its Affiliate, provided that, if U POWER has ceased to manufacture unaltered Contract Goods and its inventory of such unaltered Contract Goods is insufficient to deliver the originally ordered unaltered Contract Goods to AIWAYS, the Parties shall discuss in good faith to agree on how to solve the relevant Purchase Order, or (Y) if AIWAYS accepts such altered Contract Goods, U POWER shall be deemed to have fully performed its obligation to deliver under this Agreement and the relevant Purchase Order by delivering the altered Contract Goods by itself or through its Affiliate.

(iii)	For avoidance of doubt, except as expressly specified in this Agreement, U POWER shall not be liable to End Users for any warranty liability, product liability or other liability in respect of any alteration or modification to any Contract Goods, nor shall U POWER be in any way obligated to provide any After-Sales Services or any other service to End User or liable in respect of any such service.

(b)	Cessation of Supply of Contract Goods

(i)	If U POWER may ceases the supply of any or all of Contract Goods, it shall notify AIWAYS in a timely manner and the Parties shall discuss in good faith to agree on a solution.

(ii)	Unless otherwise agreed to by the Parties, AIWAYS shall not be entitled to any compensation from U POWER for aforesaid cessation of supply of Contact Goods. If the production of certain models or types of Contract Goods is ceased, such models or types of Contract Goods shall thereafter be deemed to have been removed from, and be deemed as not included in, the scope of Contract Goods under this Agreement upon and after cessation of the production of such models or types of Contract Goods.

5.5 Use of Genuine U POWER Parts

For all warranty services, service measures, recalls and other After-Sales Services to Contract Goods, AIWAYS shall, and shall ensure that its Authorised Dealers will, use only genuine parts supplied by U .POWER and/or its Affiliate and, without U POWER’s prior consent, shall not, and shall ensure that its Authorised Dealers will not, use any part supplied by any other Person.

Section 6. sale of contract goods from U POWER to AIWAYS

6.1 Order, Price and Payment

(a)	Purchase Orders shall be placed by AIWAYS in accordance with the ordering procedures and guidelines published by U POWER from time to time (meaning periodically or as needed). Purchase Orders shall take the form of Purchase Orders attached hereto as Annex 3 (Form of Purchase Orders), specifying quantity, colors, configurations and delivery place of ordered Contract Goods, and other information.

(b)	Notwithstanding anything to the contrary in this Agreement, no Purchase Order may be placed by AIWAYS for Contract Goods hereunder, until and unless AIWAYS shall have received a manufacturing notice in writing from U POWER notifying AIWAYS that U POWER is ready to start production of Contract Goods for sale to AIWAYS hereunder. It is further agreed that U POWER shall have the right to reject any Purchase Order placed by AIWAYS for Contract Goods hereunder, prior to U POWER giving said manufacturing notice to AIWAYS, without any liability to AIWAYS therefor.

(c)	U POWER shall, within three (3) Business Days after its receipt of a Purchase Order from AIWAYS, decide at its sole discretion whether to accept such Purchase Order and notify AIWAYS of the decision. A Purchase Order shall not be effective and binding on U POWER until U POWER has notified in writing that the Purchase Order is accepted. An accepted Purchase Order may not be cancelled or changed, unless as otherwise specified in this Agreement.

(e)	All prices of Contract Goods payable by AIWAYS to U POWER shall be FOB (PRC loading port) in EURO.

6.2 Packaging and Delivery

(a)	To the extent permitted by applicable Laws, U POWER shall have the right to decide at its sole discretion the specifications and design of the packaging of Contract Goods and to pack Contract Goods accordingly, provided that the packaging of Contract Goods shall meet the reasonable needs for normal storage and transportation of Contract Goods.

(b)	AIWAYS may not reject, or raise an objection in respect of, any Contract Goods due to any cause relating to the packaging thereof, unless such packaging is in breach of this Agreement or in violation of any applicable Law.

(c)	U POWER will, upon its receipt of the full Ordered Amount of a Purchase Order paid by AIWAYS, deliver, by itself or its Affiliate or through any forwarder or carrier, the Contract Goods under such Purchase Order to AIWAYS or any designee of AIWAYS (including its carrier) at the FOB place of delivery designated by AIWAYS pursuant to the FOB terms of INCOTERMS 2020 (“Delivery”). For avoidance of doubt, it is expressly agreed that, unless as otherwise specified in a Purchase Order placed by AIWAYS and accepted by U POWER, the FOB place of delivery shall be a port of loading within the PRC, but excluding Hong Kong, from which port of loading the distance of the shortest road transportation to the factory of U POWER or its Affiliate manufacturing the ordered Contract Goods, as available to the public, shall be no more than 500 kilometers, provided that, if AIWAYS designates in a Purchase Order a PRC port of loading (excluding Hong Kong) from which the distance of the shortest road transportation to the said factory of U POWER or its Affiliate is more than the said threshold, and if AIWAYS expressly undertakes to bear and pay all costs incurred by U POWER and/or its Affiliate for road transportation of the ordered Contract Goods within the PRC for the additional distance of such road transportation exceeding the said threshold, U POWER shall not reject such Purchase Order on the only ground of such port of loading. AIWAYS shall be deemed to have accepted Contract Goods at the time of the Delivery thereof.

(d)	Except as specifically agreed to in this Agreement, all responsibilities and obligations related to delivered Contract Goods from and after the Delivery thereof shall be fully and solely assumed and borne by AIWAYS and/or its carrier, without U POWER being in any way responsible, obligated or liable therefor.

(e)	U POWER shall give AIWAYS a reasonable prior written notice of the expected date of transportation of the ordered Contract Goods from the factory of U POWER or its Affiliate to the loading port specified in the Purchase Order (the “Ex-Factory Date”). AIWAYS shall inspect the Contract Goods at such factory of U POWER or its Affiliate (or another place as notified by U POWER to AIWAYS in writing beforehand) on the Ex-Factory Date (or another date separately agreed to by the Parties) and shall complete such inspection within three (3) Business Days thereafter or a longer period of time as agreed by the Parties (the “Inspection Period”).

(f)	If AIWAYS finds any shortage, wrong delivery or other issue in respect of the models, quantity, specifications or other aspects of the inspected Contract Goods as a result of its inspection, AIWAYS shall give U POWER a written notice of such shortage, wrong delivery or other issue prior to expiry of the Inspection Period of such Contract Goods. U POWER shall exert efforts to make up the shortage or replace the wrongly delivered Contract Goods or solve the other issue within five (5) Business Days after its receipt of such notice. provided that, if the inventory of Contract Goods then kept by U POWER is not sufficient for such replacement or making up, the Parties shall discuss in good faith to solve the issue. All Contract Goods with said issues shall be kept by U POWER at its sole disposal. Upon the said replacement or making up or the Parties’ said agreement to solve the issue, AIWAYS shall re-inspect the Contract Goods and complete the re-inspection within two (2) Business Days and, unless any issue is found by AIWAYS in the Contract Goods as a result of its re-inspection, AIWAYS shall, promptly upon its completion of the re-inspection, issue the inspection acceptance report for such Contract Goods to U POWER confirming that the Contract Goods have passed AIWAYS’s inspection.

(g)	If AIWAYS fails to find any said issue in the inspected Contract Goods, AIWAYS shall, on or prior to the date of expiry of the Inspection Period of such Contract Goods, issue the inspection acceptance report for such Contract Goods to U POWER confirming that the Contract Goods have passed AIWAYS’ s inspection.

(h)	Subject to and upon receipt of the full Ordered Amount by U POWER or its Affiliate from AIWAYS for Contract Goods under a Purchase Order, U POWER or its Affiliate shall timely notify AIWAYS in writing of the expected date of Delivery when the Contract Goods are expected to be delivered at the loading port specified in the Purchase Order. AIWAYS or its designee shall accept the Delivery on the expected date of Delivery specified in the said notice. For avoidance of doubt, notwithstanding anything contrary in this Agreement or the Purchase Order (including without limitation the applicable term of INCOTERMS), it is expressly acknowledged and agreed that, prior to acceptance of the Delivery of Contract Goods by AIWAYS or its designee, AIWAYS will inspect the Contract Goods only at the factory of U POWER or its Affiliate (or another place as notified by U POWER to AIWAYS in writing beforehand) pursuant to Section 6.2(e) above and will not conduct any other inspection of the Contract Goods at any other place or location (including without limitation the loading port).

(i)	It is expressly agreed that, notwithstanding the above provisions:

(i)	any obligation of U POWER or its Affiliate to deliver any Contract Goods under any Purchase Order to AIWAYS or its designee under this Agreement shall be subject to receipt of the full Ordered Amount of such Purchase Order by U POWER or its Affiliate, and

(ii)	in case of any delay in AIWAYS’s payment of any part of the Ordered Amount of a Purchase Order for any cause, the date of Delivery of the Contract Goods under such Purchase Order by U POWER to AIWAYS shall be automatically postponed for the same period of time of the said delay in AIWAYS’s payment of such part of the Ordered Amount (being the period from the fourth (4th) Business Day after the date of issuance of the inspection acceptance report by AIWAYS for such Contract Goods until the date of actual payment of the full Ordered Amount by AIWAYS to U POWER), and

(iii)	in case of any delay in AIWAYS’s completion of the inspection of the Contract Goods under a Purchase Order for any cause, the date of Delivery of such Contract Goods by U POWER to AIWAYS shall be automatically postponed for the same period of time of the said delay in AIWAYS’s completion of the inspection of the Contract Goods (being the period from the date of expiry of the relevant Inspection Period until the date of completion of the inspection by AIWAYS), and

(iv)	in case of any delay in accepting the Delivery of any Contract Goods by AIWAYS or its designee as set forth in Section 6.2(h) above for any cause, the date of Delivery of such Contract Goods by U POWER to AIWAYS shall be automatically postponed for the period from the date of AIWAYS’s receipt of the notice given by U POWER or its Affiliate as specified in Section 6.2(h) above until the date of acceptance of the Delivery by AIWAYS or its designee.

(j)	If (i) AIWAYS delays in its payment of any part of the Ordered Amount of any Purchase Order to U POWER for any cause, or (ii) AIWAYS delays in its completion of the inspection of any Contract Goods, or (iii) AIWAYS or its designee delays in accepting the Delivery of any Contract Goods as set forth in Section 6.2(h) above for any cause, all costs and losses incurred and suffered by U POWER and its Affiliates due to such delay shall be fully paid and borne by AIWAYS (including without limitation any dead freight or storage fee).

(k)	If U POWER fails to deliver Contract Goods under a Purchase Order accepted by U POWER within ten (10) days after the date of Delivery of such Contract Goods, AIWAYS shall have the right to deduct the volume of such Contract Goods from its Sales Target of the Sales Quarter in which the Purchase Order has been placed and the total sales target assessment of the calendar year of such Sales Quarter. If U POWER’s delay in the Delivery lasts for more than thirty (30) days, AIWAYS shall have the right to request the cancellation of the assessment of the Sales Target for such Sales Quarter. All costs and losses incurred and suffered by AIWAYS due to such delay by U POWER in Delivery shall be fully paid and borne by U POWER.

(I)	If U POWER unreasonably withholds its acceptance of a Purchase Order duly placed by AIWAYS pursuant to Section 6.1 above, AIWAYS shall have the right to deduct the volume of the Contract Goods ordered under such Purchase Order from its Sales Target of the Sales Quarter in which the Purchase Order has been placed and the total sales target assessment of the calendar year of such Sales Quarter.

6.3 Transfer of Title and Risk

Unless otherwise specified in the relevant Purchase Order, all costs relating to the transportation and Delivery of Contract Goods and all risks of destruction and loss of Contract Goods shall be borne in accordance with the FOB term of INCOTERMS 2020. Title to Contract Goods shall be transferred to AIWAYS upon the Delivery thereof.

6.4 Supply of After-Sales Parts

(a)	U POWER will sell and supply after-sales parts of Contract Goods to AIWAYS in accordance with the After-Sales Parts Agreement to be separately entered into by the Parties.

6.5 Supply of Business Vehicles

Section 7. liability and indemnification

7.1 Limitation of Liability

(a)	Except as otherwise provided in this Agreement, either Party’s liability for negligence is limited to a breach of duties essential to this Agreement and to typical damage foreseeable at the time of execution of this Agreement. This limitation does not apply to liability for gross negligence or damage to life, body or health. As far as any damage is covered by insurance, either Party is only liable for costs or losses of the other Party in connection with that insurance.

(b)	Nothing in this Agreement, expressed or implied, is intended to give to any person other than the Parties any right, remedy or claim under or by reason of this Agreement. All covenants, stipulations, promises or agreements in this Agreement shall be for the sole and exclusive benefit of the Parties.

(c)	Any personal liability of either Party’s legal representatives, directors, officers, employees and vicarious agents for negligence is excluded, except for liability for gross negligence.

(d)	For avoidance of doubt, neither Party shall in no event be liable in any way for any indirect or consequential loss suffered by the other Party due to any breach by such breaching Party (including without limitation loss of income, loss of profit or loss of business).

7.2 Indemnification

(a)	In case of any breach by a Party hereunder, the breaching Party shall be liable for such breach of contract in accordance with Laws and this Agreement to indemnify all actual losses suffered by the non-breaching Party and bear all reasonable costs incurred by the non-breaching Party to claim against the breaching Party including without limitation legal costs, litigation costs, travelling expenses and communication costs.

Section 8. Force Majeure

Upon the occurrence of a Force Majeure Event, either Party shall immediately notify in writing the other Party of such event and furnish within thirty (30) Business Days thereafter a certificate issued by an authoritative agency of the place where the Force Majeure Event occurs stating the details of such event and reasons for non-performance, partial non-performance or delayed performance. Depending on the impact of the Force Majeure Event on the transaction under this Agreement, the Parties shall negotiate whether to terminate this Agreement or partly exempt any affected Party from, or allow an extension for, the performance of this Agreement in respect of such matters being affected by the Force Majeure Event. Neither Party shall claim against the other Party for damages caused by the Force Majeure Event. The Parties shall immediately take measures to perform this Agreement upon the cessation of the Force Majeure Event.

Section 9. Compliance with Laws

9.1 Representations and Warranties of the Parties

Each Party, for itself and on behalf of its Affiliates, represents, warrants and covenants to the other Party that it has complied, and will comply, with all applicable Laws and has, to its best knowledge, not taken, and will not take or fail to take any action, which act or omission would subject itself or the other Party to liability under any applicable Law.

9.2 Joint Compliance with Laws

(a)	Both of AIWAYS and U POWER shall assist and cooperate fully to comply with all applicable Laws.

(b)	In no event will either Party be obligated to the other Party under or in connection with this Agreement to act or refrain from acting if either Party believes that such act or omission would cause it or its Affiliate to be in violation of any applicable Law.

9.3 Export Control

AIWAYS shall comply with all applicable sanctions and export (re-export) control Laws of China, U.S., E.U., UN, other countries and international authorities, when passing on Contract Goods and related products (including but not limited to their hardware and/or software and/or technology and/or document and/or data delivered by U POWER, and work, services, training and technical support of all kinds performed by U POWER, irrespective of the manner in which they are made available) to third parties in or outside of the Contract Territory.

Section 10. Term and Termination

10.1 Term

(a)	This Agreement will become effective on the Execution Date and, unless prematurely terminated in accordance with Section 10.1(b), shall remain in full force and effect for five (5) years after the Execution Date (the “Term”).

(b)	In addition to the circumstances where this Agreement may be prematurely terminated as specified in other provisions hereof, this Agreement may be terminated:

(i)	by U POWER by giving a written notice of termination to AIWAYS with immediate effect, if AIWAYS fails to pay the Business Vehicles Price in full to U POWER as set forth in Section 6.5(c) hereof or fails to pay the Parts Deposit in full to U POWER as set forth in Section 6.4(b) hereof; or

(ii)	by mutual written agreement executed by both Parties.

10.2 Consequences of Termination

Section 11. General Provisions

11.1 Entire Agreement, Modification, Waiver and Rights

(a)	This Agreement constitutes the Parties’ entire agreement for selling Contract Goods in the Contract Territory. It supersedes all prior negotiations, understandings and agreements, written or oral, relating to its subject matter. Either Party acknowledges that no representations or statements other than those expressly set forth herein were made by the other Party or any of its officers, employees, agents or representatives, or were relied upon by either Party in entering into this Agreement.

(b)	Any modification or supplement to or extension of this Agreement must be in writing and signed by authorised officers or representatives of both Parties.

(c)	No waiver of a default or other nonperformance or consent will be valid unless set forth in writing signed by Authorised officers or representatives of the Party making the waiver or giving the consent. Any such waiver will be applicable solely to that particular default and will not be a continuing waiver nor will it excuse any later default, and any such consent will be applicable solely to the particular situation for which the consent was granted. No failure or delay by any Party in exercising any right under this Agreement will operate as or be deemed to be a waiver of or limitation on any such right or an implied consent, and no single or partial exercise of any such right will preclude any other or further exercise of that right or the exercise of any other right.

(d)	Every right and remedy granted by this Agreement is cumulative and in addition to every other right and remedy under this Agreement or available under any applicable Law.

11.2 Assignment

Neither Party may assign this Agreement or any of its rights or obligations without or in violation of the terms of the other Party’s prior consent; provided that either Party may assign all or part of this Agreement or any of its rights or obligations hereunder to its Affiliate(s) by providing a written notice of such assignment to the other Party and the other Party hereby irrevocably consents to such assignment and waives any right, remedy or recourse it may have in respect of such assignment by law or contract to the effect that such assignment, when made by the assigning Party, shall no longer be subject to any other or further consent of the other Party. In the event of any breach of this Section 11.2 by either Party, the other Party may terminate this Agreement.

11.3 Confidentiality

(a)	For the purpose of this Section 11.3, “Confidential Information” means all of the contents of this Agreement and all information related to the JV Company and/or the Parties (including any information related to and terms of the contracts of the JV Company) disclosed (whether in writing, orally or by any other means and whether directly or indirectly) by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) whether before or after the Closing Date, including any Intellectual Property or any information relating to the products, operations, processes, formulas, data, various commercial and management models, software, plans or intentions, pricing, product information, methods know-how, designs, trade secrets, market opportunities and business affairs.

(b)	During the Term and for a period of five (5) years after the end of the Term, for any reason whatsoever, subject to Section 11.3(c), the Receiving Party of the Confidential Information shall:

(i)	keep the Confidential Information confidential;

(ii)	not disclose the Confidential Information to any third party other than with the prior written consent of the Disclosing Party; and

(iii)	not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement.

(c)	During the Term, the Receiving Party may disclose Confidential Information to any of its Affiliates, employees, contractors and professional consultants (each a “Recipient”) to the extent that such disclosure is reasonably necessary to enable the Receiving Party to perform this Agreement. The Receiving Party shall procure that each Recipient is made aware of and complies with all the Receiving Party’s confidentiality obligations under this Agreement as if the Recipient were a party to this Agreement.

(d)	The obligations contained in Sections 11.3(a) and 11.3(b) shall not apply to any Confidential Information which:

(i)	as at the Execution Date, or at any time before or after the Execution Date, enters into the public domain other than through any breach of this Agreement by the Receiving Party or any Recipient;

(ii)	can be shown by the Receiving Party to the reasonable satisfaction of the Disclosing Party to have been known by the Receiving Party before disclosure by the Disclosing Party to the Receiving Party;

(iii)	comes lawfully into the possession of the Receiving Party from a third party; or

(iv)	is required to be disclosed by the Receiving Party by or under any applicable Law, the regulations of a recognised stock exchange or order of a judicial or administrative authority, provided that the Receiving Party shall disclose such information up to the minimum extent required only and shall (to the extent permissible under Law) promptly provide copies of all documents requesting and disclosing such information to the Disclosing Party.

(e)	Where any Confidential Information is disclosed orally, the Disclosing Party shall immediately prior to or after such disclosure inform in writing the Receiving Party that such information is Confidential Information.

(f)	The protection of Confidential Information under this Section 11.3 shall be in addition to and not to the detriment of the rights, interests and remedies afforded by relevant Laws.

11.4 Counterparts and Languages

(a)	This Agreement may be executed in counterparts, each of which will be deemed to be an original of this Agreement with the same force and effect.

(b)	This Agreement is written in English.

11.5 Severability

If a court, arbitral tribunal or government authority having jurisdiction declares invalid or unenforceable any provision of this Agreement, this Agreement will be considered divisible as to that provision, and that provision will be deemed deleted from this Agreement or to be inapplicable, and the remainder of this Agreement will be valid and binding as if that provision were not included herein or as if it were included herein only with respect to those parts of the Contract Territory, if any, where that provision is not invalid or unenforceable.

11.6 Notices

(a)	All notices and communications between the Parties shall be in writing and may be delivered by hand, courier or email to the following addresses:

U POWER

Address:	U Power HK International Limited
[4th Floor, West Building, No. 88, Qinjiang Road, Xuhui District, Shanghai, People’s Republic of China.]

Attention:	Linda

E-mail:	linda.xu@upower.com

AIWAYS

Address:	Aiways Automobile Europe GmbH
Tözer Straße 30,
Halle 19, 81379 Munich, Germany

Attention:	Alexander Klose

E-mail:	Alex.klose@ai-ways.eu

(b)	Notices shall be deemed to have been delivered at the following times:

(i)	if by hand, on reaching the designated address subject to proof of delivery;

(ii)	if by courier, the third (3) Business Day after the date of dispatch; and

(iii)	if by email, on receipt of e-mail acknowledgement from the recipient.

(c)	During the Term, if either Party needs to modify its delivery information, it shall notify the other Party in the manners agreed upon in this Section 11.6; otherwise, the delivery to the original address shall be deemed as effective delivery and the relevant losses and consequences shall be borne by the Party that failed to send a notice.

Section 12. Governing Law and Dispute Resolution

12.1	This Agreement is governed by and shall be construed in accordance with the laws of the Hong Kong Special Administrative Region to the exclusion of its conflict of law rules.

12.2	In the event any dispute arises out of or in relation to this Agreement, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations among the Parties.

12.3	If the dispute has not been resolved by friendly consultations within 60 (sixty) days after the service of the notice by the claiming Party to the other Party requesting the commencement of such consultations, then either Party may submit the dispute to the Hong Kong International Arbitration Center (“HKIAC”) to be finally settled by arbitration in accordance with HKIAC’s then effective arbitration rules. The arbitration venue shall be Hong Kong. The arbitration shall be conducted in Chinese and English. The arbitral panel shall consist of three (3) arbitrators and shall be established in accordance with HKIAC’s then effective arbitration rules. The arbitration award shall be final and binding on the Parties. The losing Party shall bear all costs and expenses of the arbitration unless otherwise decided by the arbitration award.

[BELOW INTENTIONALLY LEFT BLANK]

[Execution Page]

IN WITNESS WHEREOF, the Parties have caused their duly authorised representatives to sign this Agreement as of the date first set forth above.

U Power HK International Limited

Aiways Automobile Europe GMBH

Signed by:	/s/ A. Klose-Mozer
Name:	A. Klose-Mozer
Title	Authorised Signatory